UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 11, 2020

Date of Report (Date of earliest event reported)

US FOODS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

(Address of principal executive offices) (Zip code)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	USFD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Pursuant to the Investment Agreement, dated as of April 21, 2020 (the “Investment Agreement”), by and between US Foods Holding Corp., a Delaware corporation (the “Company”), and KKR Fresh Aggregator L.P., a Delaware limited partnership (the “Investor”), relating to the previously announced issuance and sale to the Investor of 500,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), on May 13, 2020, the Board of Directors (the “Board”) of the Company increased the size of the Board to ten (10) directors and Nathaniel H. Taylor, the individual designated by the Investor under the terms of the Investment Agreement, was appointed to the Board, effective immediately. Mr. Taylor will serve for a one-year term expiring at the 2021 annual meeting of the Company’s stockholders and until his successor is duly elected and qualified.

Mr. Taylor has elected to waive his rights to receive an annual cash retainer and an annual restricted stock unit grant which are awarded to other non-employee directors on the Board.

There are no transactions in which Mr. Taylor has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 13, 2020, the Company held its 2020 annual meeting of stockholders (the “Annual Meeting”). The matters submitted to the Company’s stockholders at the Annual Meeting and the voting results are as follows:

Proposal 1: Election of Directors

At the Annual Meeting, the Company’s stockholders elected three director nominees to hold office for one-year terms expiring at the 2021 annual meeting of the Company’s stockholders and until their successors are duly elected and qualified.

Nominee	For	Against	Abstain	Broker Non-Votes
Court D. Carruthers	174,721,451	9,598,344	1,313,971	8,014,448
David M. Tehle	174,242,596	10,075,326	1,315,844	8,014,448
Ann E. Ziegler	174,720,914	9,597,312	1,315,540	8,014,448

Proposal 2: Advisory Vote on Executive Compensation

At the Annual Meeting, the Company’s stockholders approved, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement.

For	Against	Abstain	Broker Non- Votes
167,471,915	16,839,100	1,322,751	8,014,448

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

At the Annual Meeting, the Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2020.

For	Against	Abstain	Broker Non- Votes
189,886,429	2,335,429	1,426,356	0

Item 8.01.	Other Events

On May 11, 2020, the Company received notice from the United States Federal Trade Commission of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the date of such early termination, the “HSR Clearance Date”), in connection with the previously disclosed issuance and sale by the Company of 500,000 shares of the Series A Preferred Stock to the Investor for an aggregate purchase price of $500 million.

As previously disclosed, pursuant to the Certificate of Designations designating the Series A Preferred Stock (the “Certificate of Designations”), following the HSR Clearance Date, the Series A Preferred Stock is convertible at the option of the holders thereof into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an initial conversion price of $21.50 per share and an initial conversion rate of 46.5116 shares of Common Stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments. Additionally, following the HSR Clearance Date, holders of the Series A Preferred Stock are entitled to vote with the holders of the Common Stock on an as-converted basis.

The foregoing description of the Certificate of Designations does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designations, which was attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2020, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description

3.1

Certificate of Designations Designating Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2020).

104	Interactive Data File.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US FOODS HOLDING CORP.
Date: May 15, 2020

	By:	/s/ Kristin M. Coleman
	Name:	Kristin M. Coleman
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer